UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12

ALICO, INC.

 (Name of Registrant as Specified In Its Charter)
N/A

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ALICO, INC.
10070 Daniels Interstate Court
Suite 100
Fort Myers, FL 33913
____________________
Notice of Annual Meeting of Shareholders
To be held February 24, 2016
____________________

January 26, 2016
Alico, Inc. Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Alico, Inc. (the “Company” or “Alico” or referred to as “we”, “us”, or “our” in this Notice and Proxy Statement) will be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on February 24, 2016, at 9:30 a.m. Eastern Standard Time, for the following purposes:

1.
To elect the seven nominees named in the attached Proxy Statement as directors to serve on our Board of Directors. These seven directors will serve until the next Annual Meeting or until their respective successors have been elected and qualified.

2.	To ratify the Audit Committee’s appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2016.

3.	To request advisory approval of the compensation of the Company’s Named Executive Officers.

4.	To transact any other business as may properly come before the Annual Meeting or any and all adjournments thereof.

Our Board of Directors has fixed the close of business on December 31, 2015, as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record who own stock on the record date are entitled to receive notices about the Annual Meeting and to vote at the Annual Meeting.

For the Board of Directors

A. Denise Plair
Corporate Secretary

Your vote is very important to us. You are invited to attend the meeting in person. If you need directions to the meeting location, you may contact the Corporate Secretary by phone at (239) 226-2000 or by mail at the address above. Whether or not you plan to attend and no matter how many shares you own, please mark your vote on the enclosed proxy card, sign and date it and mail it in the enclosed envelope. If you wish to attend the Annual Meeting in person, please tear off the admission ticket from the top half of the enclosed proxy card and bring it and a photo ID with you to the Annual Meeting. If you attend the Annual Meeting you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary a written revocation or a proxy with a later date or by voting your shares in person at the Annual Meeting in which case your proxy will be disregarded.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on February 24, 2016:  This Notice, the attached 2016 Proxy Statement, along with our Annual Report on Form 10-K for fiscal year 2015, are available at http://www.alicoinc.com.

ALICO, INC.
10070 Daniels Interstate Court
Suite 100
Fort Myers, FL 33913
____________________

PROXY STATEMENT
____________________

Annual Meeting of Shareholders
February 24, 2016
____________________

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held on February 24, 2016
The Proxy Statement and accompanying Annual Report to the shareholders are available at
www.alicoinc.com or at https://materials.proxyvote.com/016230

General

Our Board of Directors seeks your proxy for use in voting at the Annual Meeting of Shareholders to be held on Wednesday, February 24, 2016 at 9:30 a.m. Eastern Standard Time in New York, New York. This Proxy Statement and proxy card were mailed on or about February 1, 2016 to all holders of common stock entitled to vote at the Annual Meeting.

We have enclosed with the Proxy Statement our 2015 Annual Report to Shareholders, which includes our audited financial statements. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Record Date

Holders of shares of our common stock as of the close of business on December 31, 2015, the record date, may vote at the Annual Meeting either in person or by proxy. At the close of business on December 31, 2015, there were 8,280,897 shares of our common stock outstanding and entitled to vote on each matter properly brought up at the Annual Meeting. The common stock is our only authorized voting security, and each share of common stock is entitled to vote at the Annual Meeting. A shareholder of record giving a proxy may revoke it at any time before the vote is taken by delivering a written revocation or a proxy with a later date to the Corporate Secretary or by voting his or her shares in person at the Annual Meeting.

Purpose

At the Annual Meeting, the shareholders will be asked to vote on the following proposals:

Proposal 1: Election of seven nominees named in this Proxy Statement to serve on our Board of Directors.

Proposal 2: Ratification of the Audit Committee’s appointment of RSM US LLP as our independent registered public accounting firm for fiscal year 2016.

Proposal 3: Advisory approval of the compensation of the Company’s Named Executive Officers.

Difference between holding shares as a shareholder of record and as a beneficial owner

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares. The Proxy Statement, the enclosed proxy card and the 2015 Annual Report to Shareholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered to be the “beneficial owner” of those shares. As the beneficial owner, you have the right to instruct your broker, bank or other holder of record how to vote your shares. The Proxy Statement, the 2015 Annual Report to Shareholders and other materials have been forwarded to you by your broker, bank or other nominee, who is the shareholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting your shares

Each shareholder has one vote per share. If you hold shares in your own name as a shareholder of record, you can cast your vote before the Annual Meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the Annual Meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy and returning it in the enclosed postage-paid envelope.

If you are a beneficial owner of shares held in street name, your broker, bank or nominee will provide you with materials and instructions for voting your shares.

Broker discretionary voting

Brokers do not have discretionary authority to vote on the proposal to elect directors or the advisory vote on executive compensation if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on these proposals in order for the votes to be counted. Brokers have discretionary authority to vote on the ratification of the Audit Committee’s selection of the auditor if they do not receive instructions from a beneficial owner.

Voting in person at the Annual Meeting

If you hold shares in your own name as a shareholder of record, you are invited to attend the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How you can change or revoke your vote

If you hold shares in your own name as a shareholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	Giving written notice of revocation to our Corporate Secretary at any time before the voting begins; or

•	Signing and delivering a proxy that is dated after the proxy you wish to revoke; or

•	Attending the Annual Meeting and voting in person by properly completing and submitting a ballot.

Attendance at the Annual Meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the Annual Meeting for it to be effective. It should be delivered to:

Alico, Inc.
10070 Daniels Interstate Court
Suite 100
Fort Myers, FL 33913
Attention: A. Denise Plair

You may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the Annual Meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and if you wish to change your vote, please check with your bank or broker and follow the procedures your bank or broker provides.

Quorum

The presence at the Annual Meeting, in person or by proxy, of holders of 4,140,449 shares (a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” will be counted in determining the presence of a quorum.

Abstentions

An abstention occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal for the Annual Meeting will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the Annual Meeting will not affect the outcome of the vote.

Broker non-votes

Broker “non-votes” are shares held by brokers or nominees for whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares. The broker or nominee does not have discretionary voting power under rules applicable to broker-dealers, so the broker is unable to cast those uninstructed shares. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” will not affect the outcome of the vote.

Voting requirements

Elections of Directors

Directors are elected by a plurality of the votes cast at the meeting, which means that seven nominees who receive the highest number of votes cast in favor of their election as director will be elected as directors, even if those nominees do not receive a majority of the votes cast. Any shares not voted (whether by abstention, broker “non-vote” or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. Shareholders may not cumulate votes in the election of the directors.

 Ratification of Independent Registered Public Accounting Firm

To ratify the appointment of our independent registered public accounting firm, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter. Any shares not voted (whether by abstention, broker “non-votes” or otherwise) will not be counted as votes cast and will not have an effect on the outcome of the vote.

Advisory Approval of the Company’s Executive Compensation

To approve the non-binding resolution regarding approval of the executive compensation, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter. Any shares not voted (whether by abstention, broker “non-votes” or otherwise) will not be counted as votes cast and will not have an effect on the outcome of the vote.

Proxy Solicitation — Counting the Votes

We are soliciting your proxy for the Annual Meeting and will pay all costs related to the proxy solicitation process. The cost of preparing, assembling and mailing the Notice of Meeting, this Proxy Statement, the enclosed proxy ballot and the 2015 Annual Report to Shareholders will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers and regular employees of the Company may solicit proxies by mail, telephone, e-mail, or in person; such persons will receive no additional compensation for such services. We will request brokerage houses, bankers and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for reasonable out-of-pocket expenses they incur for the solicitation.

A representative of our transfer agent, Computershare, will tabulate the votes and act as inspector of election to certify the results.

Attending the Annual Meeting

You must be a holder of Alico shares as of the record date of December 31, 2015 to attend the Annual Meeting. If you plan to attend the Annual Meeting in person, please tear off the admission ticket from the top half of the enclosed proxy card and bring it with you to the Annual Meeting to gain access. Please note that seating is limited and admission will be on a first-come, first-served basis.

If you plan to attend the Annual Meeting in person, you must bring your admission ticket, along with a valid government-issued photo identification, such as a driver’s license, that matches your name on the admission ticket, prior to the start of the Annual Meeting. We reserve the right to deny admission to any person who does not bring both a valid admission ticket and photo identification, with matching names.

For security reasons, you and your bags may be subject to search prior to your admittance to the
Annual Meeting. Attendees will not be permitted to bring food or beverages, cameras, camera phones, cell phones, recording equipment, electronic devices, computers, large bags, briefcases, weapons (including any item we may deem to be a weapon in our sole discretion) or packages into the Annual Meeting.

The Annual Meeting will begin promptly at 9:30 a.m. Eastern Standard Time. Check-in will begin at 9:00 a.m., Eastern Standard Time, and you should allow time for the check-in procedures.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of January 15, 2016, by (i) each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (ii) each Director and Director nominee, (iii) our Named Executive Officers, and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated, the persons listed in this table have sole voting and investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
5% Shareholders
734 Investors, LLC	3,725,457	(2)	45.1%
410 Park Avenue, 17th Floor
New York, NY 10022
734 Agriculture, LLC	3,725,457	(2)	45.1%
410 Park Avenue, 17th Floor
New York, NY 10022
Thomas E. Claugus	596,581	(3)	7.2%
2100 Riveredge Parkway, Suite 840
Atlanta, GA 30328
GMT Capital Corp.	577,481	(3)	7.0%
2100 Riveredge Parkway, Suite 840
Atlanta, GA 30328
Bruce S. Sherman	413,040	(4)	5.0%
c/o M4 Capital LLC
5150 Tamiami Trail N., Suite 505
Naples, FL 34103
Directors and Executive Officers(5)
George R. Brokaw	4,091,772	(2)(6)(7)	49.5%
R. Greg Eisner	6,919	(7)	*
Benjamin D. Fishman	—	(8)	*
W. Andrew Krusen, Jr.	7,490	(7)(9)	*
Henry R. Slack	5,164	(7)(10)	*
Remy W. Trafelet	4,733,565	(2)(7)(11)	57.3%
Clayton G. Wilson	271,436	(7)(12)	3.3%
W. Mark Humphrey, CPA	4,134	(13)	*
Steven C. Lewis, CPA	1,047	(13)	*

All Executive Officers, directors and director nominees as a group (9 persons)	5,137,523		62.14%
____________________
* Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) that deem shares to be beneficially owned by any person who has or shares voting and/or investment power with respect to such shares. There were no outstanding options for any of the parties included in the table above.

(2)
The beneficial ownership numbers for Messrs. Brokaw and Trafelet include 3,705,457 shares acquired by 734 Investors, LLC (“734 Investors”) and 20,000 shares acquired by Mr. Brokaw in his capacity as 734 Investors’ designee on November 19, 2013 as reported on the Schedule 13D filed November 29, 2013 by 734 Investors, 734 Agriculture, LLC (“734 Agriculture”) and Messrs. Brokaw and Trafelet. Pursuant to the Designee Agreement, Mr. Brokaw agreed to vote the 20,000 shares acquired by him in the Share Purchase (see "Certain Relationships and Related Party Transactions") as directed by 734 Investors and not to transfer, sell or otherwise dispose of those shares except pro rata with 734 Investors’ disposition of its shares of common stock. Because of its position as the sole managing members of 734 Investors, 734 Agriculture may be deemed to be the beneficial owner of the 3,705,457 shares owned by 734 Investors and the 20,000 shares owned by Mr. Brokaw and subject to the Designee Agreement.

(3)
GMT Capital Corp.’s Schedule 13G filed on February 18, 2014 reflected 577,481 beneficially owned shares held as of December 31, 2013. Mr. Claugus, President of GMT Capital Corp., holds 19,100 shares personally for which he holds sole voting and dispositive powers in addition to the beneficially owned shares.

(4)	The amount shown for Mr. Sherman is based on the number of shares reported on Mr. Sherman’s Schedule 13D filed with the SEC on June 19, 2015.

(5)	Except as set forth in this table or the footnotes thereto, the business address of each Director and NEO listed is c/o Alico, Inc., 10070 Daniels Interstate Court, Suite 100, Fort Myers, FL 33913.

(6)
As one of the two controlling persons of 734 Agriculture, Mr. Brokaw may be considered to be the indirect beneficial owner of, and to have shared power to vote or to direct the vote and to dispose of or to direct the disposition of, 3,705,457 shares of common stock held directly by 734 Investors. In addition, pursuant to the Designee Agreement, Mr. Brokaw may be deemed to have shared power with Mr. Trafelet to vote or to direct the vote and to dispose of or to direct the disposition of 20,000 shares acquired directly by Mr. Brokaw in the Share Purchase (see "Certain Relationships and Related Party Transactions"). Mr. Brokaw disclaims beneficial ownership of the 3,705,457 shares held by 734 Investors except to the extent of his pecuniary interest therein. The beneficial ownership numbers for Mr. Brokaw also include 258,547 shares held by Delta Offshore Master II, LTD (the “Fund”) of which Mr. Brokaw may be considered to be the indirect beneficial owner by virtue of his position with Trafelet Brokaw Capital Management, L.P. (“TBCM”) which serves as investment manager to the Fund and, in such capacity, exercises voting and investment control over securities held for the accounts of the Fund. Mr. Brokaw disclaims beneficial ownership of the shares held by the Fund except to the extent of his pecuniary interest therein. Mr. Brokaw's beneficial ownership also includes 100,849 shares acquired in connection with the Company's merger with 734 Citrus Holdings, LLC (see "Certain Relationships and Related Party Transactions") and 6,919 shares received under the Directors Stock Compensation Plan pursuant to the Director's election to receive shares in lieu of cash fees.

(7)	Includes shares received under the Directors Stock Compensation Plan pursuant to such Director’s election to receive shares in lieu of cash fees.

(8)
Does not include 6,835 shares issued to Mr. Fishman as nominee on behalf of Arlon Food and Agriculture Advisors LLC. Mr. Fishman subsequently transferred these shares to Arlon Valencia Holdings LLC. Mr. Fishman is serving as a director on behalf of Arlon and received the shares as nominee in connection with such service on the board of directors.

(9)
The beneficial ownership numbers for Mr. Krusen include 1,000 shares held by WIT Ventures, Ltd. (“WIT”) of which Mr. Krusen may be considered to be the indirect beneficial owner by virtue of his position as President of Dominion Financial Group, Inc. (“DFG”), the managing general partner of WIT which solely holds voting and dispositive powers. Mr. Krusen has investment authority over shares held by DFG pursuant to a Consulting Agreement between Mr. Krusen and DFG.

(10)
Two family trusts (the “Family Trusts”) directly hold an aggregate of 1,000 shares of common stock. Mr. Slack is not the trustee for the Family Trusts, but his immediate family members are beneficiaries of such trusts. Mr. Slack disclaims beneficial ownership of the shares held by such trust, and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Montac Trust, a trust of which Mr. Slack is a beneficiary, also holds 1,820 shares of common stock. Mr. Slack disclaims beneficial ownership of the shares held by such trust except to the extent of his pecuniary interest therein.

(11)
As one of the controlling persons of 734 Agriculture, Mr. Trafelet may be considered to be the indirect beneficial owner of, and to have shared power to vote or to direct the vote and to dispose of or to direct the disposition of, 3,725,457 shares of common stock beneficially owned by 734 Investors. Mr. Trafelet disclaims beneficial ownership of the 3,725,457 shares held by 734 Investors and Mr. Brokaw except to the extent of his pecuniary interest therein. The beneficial ownership numbers for Mr. Trafelet also include 258,547 shares held by the Fund of which Mr. Trafelet may be considered to be the indirect beneficial owner by virtue of his position with TBCM, which serves as investment manager to the Fund and, in such capacity, exercises voting and investment control over securities held for the accounts of the Fund. Mr. Trafelet disclaims beneficial ownership of the common stock held by the Fund except to the extent of his pecuniary interest therein. The beneficial ownership numbers for Mr. Trafelet also include 62,677 shares held in third party accounts managed by TBCM. Mr. Trafelet may be considered to be the indirect beneficial owner of shares held in such accounts by virtue of his position with TBCM. The beneficial ownership numbers for Mr. Trafelet also include 680,394 shares acquired in connection with the Company's merger with 734 Citrus Holdings, LLC of which 340,197 shares are held by RCF 2014 Legacy LLC. Mr. Trafelet exercises investment control over the securities held by this trust and disclaims beneficial ownership of shares held by RCF 2014 Legacy LLC except to the extent of his pecuniary interest therein. Mr. Trafelet's beneficial ownership also includes 6,490 shares received under the Directors Stock Compensation Plan pursuant to the Director's election to receive shares in lieu of cash fees.

(12)
The beneficial ownership numbers for Mr. Wilson include 269,169 shares acquired in connection with the Company's merger with 734 Citrus Holdings, LLC (see “Certain Relationships and Related Party Transactions”) of which 215,572 shares are held by Rio Verde Ventures, LLC, an entity controlled by Mr. Wilson. Mr. Wilson's beneficial ownership also includes 1,852 shares received under the Directors Stock Compensation Plan pursuant to the Director's election to receive shares in lieu of cash fees.

(13)	The amounts shown for Messrs. Humphrey and Lewis represent shares received under Restricted Stock Award Agreements entered into in 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our Directors, Executive Officers and persons who beneficially own more than ten percent of our outstanding common stock to file reports of ownership and changes in beneficial ownership of our common stock on Form 3, Form 4 and Form 5, as appropriate, with the SEC and to furnish us with copies of all such Section 16(a) reports they file. Based solely on the review of copies of such reports and amendments thereto and other information furnished to us, we believe that, during fiscal year 2015, all Executive Officers, Directors and persons who beneficially own more than ten percent of our common stock complied in a timely manner with all such filing requirements.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board currently consists of seven members. Accordingly, at the Annual Meeting, seven Directors will be elected to hold office for the ensuing year or until their respective successors are duly elected and qualified, unless they earlier resign or a vacancy is created due to the death or removal of any such Director, or for other cause in accordance with the Bylaws of the Company. Unless authority is withheld on the attached form of proxy card, such proxy will be voted FOR the election of the nominees set forth below to serve as Directors. The proxy cannot be voted for a greater number of persons than seven. The Board of Directors has determined that all nominees are qualified to serve. All nominees, who are all currently members of the Board of Directors, have consented to being named in this Proxy Statement and have notified management that they will serve, if elected. Management knows of no reason why any of these nominees would be unable or unwilling to serve; but, if any of the nominees should be unable or unwilling to serve as a Director, the persons designated as proxies reserve full discretion to cast their votes for another person in his/her place.

Nominees for Directors to be Elected at the 2016 Annual Meeting of Shareholders to Serve Until 2017

The following sets forth a brief summary of each Director’s principal occupation, recent professional experience and other qualifications, considered by the Nominating and Governance Committee and the Board, and directorships at other public companies in the past five years, if any.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications

George R. Brokaw	48
Mr. Brokaw has served on the Board of Directors since November 19, 2013 and brings to the Board extensive knowledge and experience in the areas of business, finance and capital markets. Mr. Brokaw is Managing Partner at Trafelet Brokaw & Company, LLC, a New York-based private investment management firm, and a director of DISH Network Corporation. He previously served as the Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC. Prior to joining Highbridge in 2012, Mr. Brokaw was a Managing Partner and Head of Private Equity at Perry Capital, LLC. Mr. Brokaw also served as a director to several companies, including: American Energy Partners Inc., Capital Business Credit LLC, Timberstar, and Value Place Holdings LLC. Prior to joining Perry in 2005, Mr. Brokaw was Managing Director of Lazard Frères & Co. LLC. Mr. Brokaw received a B.A. degree from Yale University and a J.D. and M.B.A. from the University of Virginia. Mr. Brokaw is a member of the New York Bar.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
R. Greg Eisner	33
Mr. Eisner has served on the Board of Directors since November 19, 2013 and brings to the Board extensive knowledge and experience in the areas of finance and investments. Mr. Eisner is the Co-President of Engineers Gate LP, a proprietary trading firm focused on quantitative strategies founded in early 2014 and consults for Dubin & Company, LP, an investment firm managed on behalf of Glenn Dubin and his family interests.  Prior to joining Dubin & Company in 2013, Mr. Eisner was a Managing Director and the Chief Operating Officer of Hedge Fund Strategies for J.P. Morgan Asset Management.  From 2005 through 2012, Mr. Eisner held various positions at Highbridge Capital Management, including Chief Operating Officer of Business Development, Chief Strategy Officer of Gávea Investimentos and Head of Corporate Strategy.  He was a member of the Highbridge Operating Committee, the Chairman of the Highbridge New Product Committee and, in 2010, led J.P. Morgan and Highbridge’s purchase of a majority interest in Gávea Investimentos.  Mr. Eisner also served on the Board of Directors of Louis Dreyfus Highbridge Energy LLC, an integrated merchant energy business and portfolio company of Highbridge.  Prior to joining Highbridge in 2005, Mr. Eisner was an investment banker in Mergers and Acquisitions at The Blackstone Group and in Energy and Power at Banc of America Securities.  Mr. Eisner earned his B.S. degree in Economics and B.A. degree in Philosophy, magna cum laude, from the Wharton School at the University of Pennsylvania, where he was a Joseph Wharton and Benjamin Franklin Scholar.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
Benjamin D. Fishman	39
Mr. Fishman has served on the Board of Directors since November 19, 2013 and brings to the Board extensive knowledge and experience in the agriculture industry. Mr. Fishman is a Managing Principal of Arlon Group, the investment arm of Continental Grain Company, and is focused on the activities of the Arlon food and agriculture investment program, which targets investments across the food and agriculture value chain and seeks to provide long-term growth capital for companies. Mr. Fishman began his career at Continental Grain Company in 1998. He left Continental Grain Company to co-found The Grow Network in 2000, which was sold to the McGraw-Hill Companies in 2004. In 2005, Mr. Fishman was a National Finalist for the White House Fellowship, and currently, Mr. Fishman is a board member of Grandpoint Capital, Inc., K-Mac Holdings Corp., and Rose Displays Ltd., and a Member of the Alumni Council of Collegiate School in New York City. Mr. Fishman received his B.A. degree, cum laude, from Princeton University.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
W. Andrew Krusen, Jr.	67
Mr. Krusen has served on the Board of Directors since November 19, 2013 and brings to the Board extensive knowledge and experience in the areas of business leadership, finance and capital markets. Mr. Krusen is Chairman and Chief Executive Officer of Dominion Financial Group, Inc., a merchant banking organization that provides investment capital to the natural resources, communications and manufacturing and distribution sectors. He is also the managing member of Gulf Standard Energy, LLC, an oil and gas concern, and the managing member of Krusen-Douglas, LLC, a large landowner in the Tampa, Florida area. Mr. Krusen serves as a director of publicly traded Exactech, Inc., a developer and distributor of orthopedic implant devices, Raymond James Trust Company, a subsidiary of Raymond James Financial, Inc., as well as numerous privately held companies, including Beall’s Inc. and Romark Laboratories, L.C. He is currently a director and Chairman of Florida Capital Group, Inc., a Florida bank holding company, as well as Florida Capital Bank, N.A., its wholly owned subsidiary. Mr. Krusen is a former member of the Young Presidents’ Organization, and is currently a member of the World President’s Organization and the Society of International Business Fellows. He is a past Chairman of Tampa’s Museum of Science and Industry. Mr. Krusen holds a B.A. degree in Geology from Princeton University.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
Henry R. Slack	65
Mr. Slack has served on the Board of Directors since November 19, 2013 and brings to the Board extensive experience in the areas of business, finance and capital markets. Mr. Slack served as Chairman of Terra Industries, an international nitrogen-based fertilizer company, from 2001 until 2010, and as a director of Terra Industries from 1983 to 2010. He is currently the senior partner of Quarterwatch, LLC. Additionally, Mr. Slack is Chairman of the Advisory Board of Blakeney Limited Partners. He has also served as a director of E. Oppenheimer and Son International Limited, a private investment and holding company, since 1979 and sits on its Investment Committee. He was Chief Executive Officer of Minorco SA, an international mining company, from 1991 until 1999, when that company merged with Anglo American Corporation to form Anglo American plc. Mr. Slack was a member of the board of directors and the executive committee of Anglo American Corporation, an international mining company, from 1981 until 1999. He has also served on the board of directors of Salomon Brothers Inc., a provider of investment-banking, securities underwriting, and foreign exchange trading services, from 1982 to 1988, SAB Miller plc., one of the world’s largest brewers, from 1998 to 2002, and for more than 20 years on the board of Engelhard Corporation, a supplier of catalysts used in the petroleum, chemical and food industries, until its acquisition in 2006. He is currently a member of the Advisory Council of the Willow School, and a trustee of the Raritan Headquarters Association in New Jersey. Mr. Slack holds a B.A. degree in History from Princeton University.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
Remy W. Trafelet	45
Mr. Trafelet has served on the Board of Directors since November 19, 2013 and brings to the Board extensive knowledge and experience in the areas of finance and capital markets. Mr. Trafelet is Managing Partner and Portfolio Manager of Trafelet Brokaw & Company, LLC, a New York-based private investment management firm. Mr. Trafelet also serves as Managing Partner of Trafelet Capital Management, LP, Manager of 734 Agriculture, LLC and previously served as the Chairman of 734 Citrus Holdings, LLC, d/b/a Silver Nip Citrus (“Silver Nip Citrus”), a grower of Florida citrus products. He currently serves as Chairman of HazelTree Treasury Management Solutions, which Mr. Trafelet founded in 2009. In 2000, Mr. Trafelet founded Trafelet Delta Funds, LLC, and in 2009, he spun off the firm’s London operations to form Habrok Capital Management. Prior to founding Trafelet Delta Funds, LLC, Mr. Trafelet was a portfolio manager at Fidelity Management and Research Company. Mr. Trafelet is a trustee of Phillips Exeter Academy and serves as Chairman of its Investment Committee. Additionally, he is a board member of Children’s Scholarship Fund. Mr. Trafelet is a member of the Cold Spring Harbor Research Laboratory Investment Committee and a board member of the Boys’ Club of New York. Mr. Trafelet earned an A.B. degree from Dartmouth College, where he graduated with honors and was named a Presidential Scholar. He is also a Chartered Financial Analyst.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications
Clayton G. Wilson	54	Chief Executive Officer
Mr. Wilson has served as Alico’s President, Chief Executive Officer and Director since November, 2013 and brings to the Board extensive knowledge and experience in the citrus industry. Mr. Wilson is a third generation citrus grower and has been actively involved in the citrus industry for over 28 years. He served as the Chief Executive Officer of 734 Citrus Holdings, LLC, d/b/a Silver Nip Citrus prior its merger with the Company, overseeing all aspects of Silver Nip Citrus' citrus operations. Mr. Wilson is Vice President and Chairman of the Board for Latt Maxcy Corporation and also serves on the board of Citizens Bank and Trust. Mr. Wilson is also a board member of many industry associations, including Ranch One Cooperative, Cooperative Producers, Inc. and Gulf Harvesting, Inc. and is past President of Highlands County Citrus Growers Association. He currently serves as a board member and Vice President of Citrus Marketing Services and is a past board member of the Harvesting Advisory Council for the Florida Department of Citrus. He holds a degree in Commerce and Business Administration from the University of Alabama.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES NAMED ABOVE FOR THEIR ELECTION AS DIRECTORS.

How Nominees Are Selected
Typically, Board vacancies are filled from nominees supplied by the Nominating and Governance Committee after considering nominees proposed by Board members or who come to the attention of the Nominating and Governance Committee through their performance in areas of benefit to the Company. In addition, the Nominating and Governance Committee will accept for consideration the names of qualified nominees submitted by shareholders of the Company, including nomination proposals that comply with the Nominating and Governance Committee’s formal policy with regard to shareholder nominations as described below in the section entitled “Committees of the Board; Nominating and Governance Committee.” These processes are expected to remain the same for the foreseeable future.

Director Qualifications — The Nominating and Governance Committee determines the selection criteria of Director nominees based upon the Company’s needs at the time nominees are considered. In evaluating Director candidates, the Nominating and Governance Committee will consider a candidate’s:

•	Intellect;

•	Integrity;

•	Broad-based experience at the policy-making level in business, government, education or the public interest;

•	Analytical ability;

•	Ability to qualify as an Independent Director;

•	Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

•	Unique qualifications, skills and experience

The Nominating and Governance Committee reviews past performance of the members of the Board for Directors seeking re-election. The Board typically undertakes an annual self-evaluation process to assist the Nominating and Governance Committee in this review.

The Nominating and Governance Committee considers the diversity of Director candidates and seeks to enhance the overall diversity of the Board.  Each candidate’s diversity in terms of race, gender, national origin and other personal characteristics is considered.  The Nominating and Governance Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications.  While the Nominating and Governance Committee carefully considers diversity when evaluating Director candidates, it has not adopted a formal diversity policy.

The Nominating and Governance Committee recommends Director nominees to the Board to be submitted for election at the next Annual Meeting of Shareholders.  The Board selects Director nominees based on its assessment and consideration of various factors. These factors include the current Board profile, the long-term interests of shareholders, the needs of the Company and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board. For the Audit Committee, committee members are selected based on their expertise and independence in accordance with current SEC and NASDAQ rules.

We believe that our Director nominees are well qualified under the criteria described above.  Each Director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.

A common trait among our director nominees is executive leadership experience. Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning. Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.

The biographical information above identifies and highlights additional qualifications, skills, attributes and experience each Director nominee brings to the Board.

Corporate Governance Matters

Directors Independence — Alico, Inc. is a “Controlled Company”

734 Agriculture and its affiliates, including 734 Investors, directly or indirectly own approximately 57% of our outstanding voting stock, and therefore, we are a “controlled company” under the NASDAQ corporate governance rules. Accordingly, we are exempt from the Independent Director requirements of NASDAQ with respect to the composition of our Board and our Compensation and Nominating and Governance Committees. Our Audit Committee, however, must be comprised of Independent Directors. To be considered independent under NASDAQ rules, a Director may not be employed by Alico or engage in certain types of business dealings with Alico. In addition, as required by NASDAQ rules, the Board is required to make an affirmative determination that the Director has no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities as a Director.

The Board of Directors has determined that there are no material relationships between the Company and each of Messrs. Eisner, Fishman, Krusen and Slack, and therefore they qualify as, and are determined to be, independent in accordance with the NASDAQ listing rules and the Sarbanes-Oxley Act of 2002.

It is the policy of the Board to have separate meetings for Independent Directors at least twice a year and at other times as requested by an Independent Director. Each meeting shall be led by a chairman chosen pro tem by the Independent Directors. The Company met this requirement during the fiscal year ended September 30, 2015.

Right to Designate Directors

As the owner of approximately 57% of our outstanding voting stock, 734 Agriculture and its affiliates, including 734 Investors, collectively have the voting power to control the election of Directors and any other matter requiring the affirmative vote or consent of our shareholders. There is no agreement between the Company and 734 Agriculture or the Company and 734 Investors with respect to the right to elect Directors. The operating agreement of 734 Investors does provide, however, that 734 Investors will cause one person (or two persons, if the Board of Directors is comprised of eleven or more members) designated by an affiliate of Arlon Group to be elected to the Board of Directors, as long as such person(s) satisfies certain conditions set forth in the operating agreement, including Director independence criteria. Mr. Fishman is the designee of Arlon Group.

Board Leadership Structure and Role in Risk Oversight

The leadership structure of the Board is based on the concept of an appropriate balance between management and the Board. The Board currently consists of seven members. The Board’s leadership is structured so that there is a separate Chairman of the Board and Chief Executive Officer. The Board believes that this structure is appropriate because it provides an additional layer of oversight to management and allows the Board to act independently of management.  The Board also believes that its Independent Directors provide strong leadership and complement the talents of our management team.

The Board has delegated certain duties with respect to risk oversight for the Company to the Audit Committee. Under the terms of the Board’s Audit Committee Charter, the Audit Committee is composed solely of Independent Directors and is charged with discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee provides regular reports to the Board, and the Board considers risk assessment and risk management policies where appropriate.

Committees of the Board

The Company currently has the following standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The descriptions set forth below provide detailed information about the activities of these Committees during the 2015 fiscal year, as well as the current composition of each Committee.

Executive Committee

The Executive Committee is empowered to act for the Board, to the fullest extent permitted by law, for the purpose of directing the operational management and polices of the Company, including the adoption of productivity measures, and to take other measures between regularly scheduled meetings of the Board. The Executive Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Corporate Governance section of the Investors webpage, and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite

100, Fort Myers, FL 33913. The Executive Committee is currently composed of the following Directors: Remy W. Trafelet (Chairman), George R. Brokaw, Benjamin D. Fishman and Henry R. Slack.

Audit Committee

The Audit Committee acts on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the following:

•	reviewing the accounting and financial reporting processes and the annual independent audit of the financial statements;

•	maintaining the integrity of the Company’s financial statements and disclosures;

•	complying with legal and regulatory requirements;

•	reviewing the retention, qualifications, compensation, independence and performance of the Company’s independent public accountant;

•	ensuring the Company maintains internal audit processes; and

•	providing an avenue of communication between management and the auditors

The Audit Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Corporate Governance section of the Investors webpage, and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 100, Fort Myers, FL 33913.

The Audit Committee is currently composed of three independent Directors: Benjamin D. Fishman (Chairman), R. Greg Eisner and W. Andrew Krusen, Jr. All members of the Audit Committee are Independent Directors in accordance with the applicable NASDAQ listing standards. The Company’s Board of Directors has determined that Mr. Fishman is qualified to serve, and has been designated, as the Audit Committee Financial Expert. The Audit Committee met six times in fiscal year 2015.

Compensation Committee

The Compensation Committee is responsible for the following:

•	determining and approving the compensation of the Chief Executive Officer;

•	advising on and approving the compensation for other executive officers;

•	advising on and approving the compensation philosophies, goals and objectives for the executive officers;

•	making recommendations to the Board of Directors with respect to long-term incentive compensation and equity-based plans, including Director compensation; and

•	providing oversight of the Company’s compensation policies, plans and benefits programs.

The Compensation Committee is governed by a written charter adopted and approved by the Board. The Compensation Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Corporate Governance section of the Investors webpage and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 100, Fort Myers, FL 33913.

The Compensation Committee is currently composed of three Directors: R. Greg Eisner (Chairman), George R. Brokaw and W. Andrew Krusen, Jr. The Board of Directors has determined that Mr. Eisner and Mr. Krusen are independent under the NASDAQ listing standards. The Compensation Committee met four times in the fiscal year 2015.
Pearl Meyer & Partners is the current compensation consultant for the Company and provides advice and data to the Compensation Committee from time to time as requested. The Compensation Committee engaged Pearl Meyer & Partners at various times in fiscal year 2015 to provide advice about compensation-related matters.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee is an officer or employee of the Company. In addition, there are no interlocking relationships between any of these Directors and any other current Executive Officer of the Company, and each of the Committee members, other than Mr. Brokaw, is independent under the NASDAQ listing standards.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for the following:

•	reviewing annually the performance of the Board;

•	recommending nominees to serve on the Board to fill new positions or vacancies;

•	reviewing performance and qualifications of Board members before they stand for re-election; and

•
reviewing corporate governance guidelines to assure their relevance to and compliance with the Company’s current situation and recommending changes to these principles to the Board for its consideration and approval

The Nominating and Governance Committee’s Charter is available on the Company’s website at http://www.alicoinc.com, in the Corporate Governance section of the Investors webpage and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 100, Fort Myers, FL 33913.

Currently, the three members of the Nominating and Governance Committee are George R. Brokaw (Chairman), Benjamin D. Fishman and Henry R. Slack. The Board of Directors has determined that Mr. Fishman and Mr. Slack are independent under the NASDAQ listing standards. The Nominating and Governance Committee met one time during fiscal year 2015.

There were no fees or expenses paid to a third party in fiscal year 2015 for the identification or evaluation of potential nominees.

The Nominating and Governance Committee has adopted a formal policy with regard to the consideration of any Director candidates recommended by shareholders other than 734 Agriculture or its affiliates, including 734 Investors, Alico’s controlling shareholder group. 734 Agriculture and its affiliates, including 734 Investors, are not included in this policy because, as the controlling shareholder group of Alico, representatives of 734 Agriculture and its affiliates, including 734 Investors, may serve on Alico’s Board of Directors to express their views on corporate strategy and policy and other matters. Subject to the foregoing, the criteria for consideration of shareholder recommendations are as follows: (a) for each Annual Meeting of the Company’s shareholders, the Nominating and Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders; (b) only candidates who satisfy the Company’s minimum qualifications for Directors will be considered; and (c) in considering shareholder recommendations, the Nominating and Governance Committee will take into account, among other factors, the size and duration of the recommending shareholder’s ownership interest in the Company and whether the shareholder intends to continue holding that interest through the Annual Meeting date.

A shareholder wishing to recommend to the Nominating and Governance Committee a candidate for election as a Director must submit the recommendation in writing to the Nominating and Governance Committee, in care of the Company’s Corporate Secretary at the address of the Company’s headquarters. Submissions by shareholders recommending candidates for election at the next Annual Meeting must comply with the same deadline as other shareholder proposals for such meeting; that is, the recommendations must be received not later than 120 calendar days nor more than 150 calendar days prior to the first anniversary of the date of the Proxy Statement for the prior Annual Meeting of shareholders. In the event that the date of the next Annual Meeting of shareholders is more than 30 days following the first anniversary date of the Annual Meeting of shareholders for the prior year, the submission must be made in a reasonable time in advance of the mailing of the Company’s next annual Proxy Statement. Each nominating recommendation must include such specified information concerning the group of shareholders making the recommendations as the Nominating and Governance Committee may determine from time to time, the name of the proposed nominee, any relationships between the recommending shareholder and the proposed nominee and the qualifications of the proposed nominee to serve as a Director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the nominee to be contacted by the Nominating and Governance Committee, if the Nominating and Governance Committee decides to do so.

The Nominating and Governance Committee at this time is proposing seven nominees for seven positions, all of whom are currently Board members. All of the seven Director nominees approved by the Nominating and Governance Committee for election at the 2016 Annual Meeting were Directors elected at the 2015 Annual Meeting of Shareholders. Under Florida law and the Company’s Bylaws, the Board may increase the number of Directors during the year and appoint additional Directors to fill the vacancies so created if it chooses to do so. There is no plan to do so at the present time.

Special Committee

From time to time, the Board may form special committees to which the Board delegates authority to administer certain of its duties. A special committee comprised solely of the independent and disinterested members of the Board (the “Special Committee”) was formed to represent the Company in negotiating and evaluating the acquisition of Silver Nip Citrus (see "Certain Relationships and Related Party Transactions"). The service of the Special Committee was discontinued at the closing of the merger on February 28, 2015.

Code of Business Conduct and Ethics and Corporate Governance Principles

The Board of Directors has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that is applicable to all Directors, officers and employees. The code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. The Board has also adopted Corporate Governance Principles to guide its own operations. Both documents are available on the Company’s website at http://www.alicoinc.com in the Corporate Governance section of the Investors webpage and are available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 100, Fort Myers, FL 33913.

Communications with Directors

Shareholders and other interested parties may communicate with the Board by forwarding written comments to the Board of Directors of Alico, Inc., 10070 Daniels Interstate Court, Suite 100, Fort Myers, Florida  33913. Company contact information and procedures are also included on the Company’s website at http://www.alicoinc.com.

Board Meetings

The Board of Directors met six times during fiscal year 2015. Each Director attended all of the Board meetings and committee meetings held by all committees on which they served. It is the Company’s policy to strongly encourage its Directors to attend the Annual Meeting of shareholders, in addition to attendance at regular Board and committee meetings. All of the Directors attended the 2015 Annual Meeting of Shareholders.

DIRECTOR COMPENSATION

Director Fees

Under our director compensation arrangement that became effective on April 1, 2013, our Directors receive an annual fee of $75,000 in cash, payable in quarterly installments. No additional fees are payable for attendance at Board meetings, except that members of the Special Committee received attendance fees of $1,000 per meeting. For service as a standing committee chairman, Directors are paid $5,000 annually in quarterly installments, with the exception of the chairman of the Audit Committee, who receives $10,000 annually, and the Chairman of the Board of Directors, who receives $50,000 annually.

Prior to the beginning of each calendar year, each Director may elect to receive all or any portion of his or her Director fees, including those received for chairing any committee, in the form of common stock with a market value at the time of such quarterly installment equal to 150% of the amount of such fees otherwise payable in cash.

Additional Arrangements

The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food, and other incidental expenses related to attending Board, committee or Company meetings or participating in Director education programs and other Director orientation or educational meetings.

2015 Director Compensation

The following table provides information concerning the compensation of the Company’s Directors for the fiscal year ended September 30, 2015. There were no stock options outstanding for any Director as of September 30, 2015. Non-employee Directors do not presently participate in the Company’s pension benefit plan or in any of the Company’s defined contribution plans. Accordingly, the columns for such information have been omitted from the table below. The table includes compensation for former directors Messrs. Compton and Rodriguez, who did not stand for re-election at the 2015 Annual Meeting. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Name	($)	($)	($)
George R. Brokaw	$—	$120,000	$120,000
Adam D. Compton	$2,000	$56,250	$58,250
R. Greg Eisner	$2,000	$120,000	$122,000
Benjamin D. Fishman (3)	$2,000	$120,000	$122,000
W. Andrew Krusen, Jr.	$2,000	$112,500	$114,500
Ramon A. Rodriguez	$2,000	$63,750	$65,750
Henry R. Slack	$127,000	$—	$127,000
Remy W. Trafelet	$—	$112,500	$112,500
Clayton G. Wilson (4)	$37,500	$56,250	$93,750

(1)
All figures represent the dollar amount of cash paid for Directors’ annual fees (including any fees received in connection with service as a Chairman of a committee or Chairman of the Board of Directors), meeting attendance, and participation on any special committee.

(2)
Totals represent the value of common stock received in lieu of cash fees pursuant to each Director’s election under the 2015 Incentive Plan and the Director Compensation Plan, as recognized for financial statement reporting purposes with respect to fiscal year 2015, which for all grants were equal to the grant date fair value, computed in accordance with FASB ASC Topic 718. Directors are granted shares of common stock in lieu of cash fees on a quarterly basis each year.

(3)
Mr. Fishman received Director fees as nominee on behalf of Arlon Food and Agriculture Advisors LLC. Mr. Fishman subsequently transferred these shares to Arlon Valencia Holdings LLC (together with Arlon Food and Agriculture Advisors LLC, “Arlon”). Mr. Fishman is serving as a director on behalf of Arlon and received the shares as nominee in connection with such service on the board of directors.

(4)
Mr. Wilson received Director fees (in the form of both cash and stock awards) in addition to his compensation as CEO during fiscal year 2015. This amount is also reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended September 30, 2015.

Submitted by the Compensation Committee of the Board:
R. Greg Eisner, Chairman
George R. Brokaw
W. Andrew Krusen, Jr.

Executive Officers

The following table sets forth certain information on each of the current Executive Officers of the Company.

Name	Age	Position and Background with the Company
Clayton G. Wilson	54
Chief Executive Officer and President (November 22, 2013–Present). Mr. Wilson is a third generation citrus grower and has been actively involved in the citrus industry for over 28 years. He served as the Chief Executive Officer of 734 Citrus Holdings, LLC, d/b/a Silver Nip Citrus prior its merger with the Company, overseeing all aspects of Silver Nip Citrus’ citrus operations. Mr. Wilson is Vice President and Chairman of the Board for Latt Maxcy Corporation and also serves on the board of Citizens Bank and Trust. Mr. Wilson is also a board member of many industry associations, including Ranch One Cooperative, Cooperative Producers, Inc. and Gulf Harvesting, Inc., and past President of Highlands County Citrus Growers Association. He currently serves as a board member and Vice President of Citrus Marketing Services and is a past board member of the Harvesting Advisory Council for the Florida Department of Citrus. He holds a degree in Commerce and Business Administration from the University of Alabama.

John E. Kiernan	48
Senior Vice President and Chief Financial Officer (June 1, 2015-Present). Before joining Alico, Mr. Kiernan worked as the CFO of Greenwich Associates, a private global research-based consulting firm serving the financial services industry. He previously worked as the Treasurer and SVP for Capital Markets & Risk Management for Global Crossing until its $3 billion sale to Level 3 in 2011. He was also the Vice President of Investor Relations for Misys plc, which maintained a public listing on the London Stock Exchange and a NASDAQ listing for one of its subsidiaries, and a Director of Corporate Development for IBM. Earlier in his career, Mr. Kiernan served as a Managing Director at Bear Stearns, specializing in IPOs and M&A for technology companies. He received a BA in Finance and History summa cum laude from Saint Vincent College, an MBA from the Darden Graduate School of Business Administration and a Juris Doctorate from the University of Virginia School of Law. He is a member of New York Bar and a Certified Treasury Professional.

Name	Age	Position and Background with the Company
W. Mark Humphrey, CPA	44
Chief Accounting Officer (September 1, 2015–Present). Mr. Humphrey held the position of Chief Financial Officer from June 2011 to June 2015. Prior to joining Alico, Mr. Humphrey was the Chief Financial Officer for the Compass Management Group, LLC, a diversified company involved in the management of homeowners associations and commercial properties in Southwest Florida. Prior to his involvement with the Compass Management Group he held similar positions with Prism Microwave, Inc. and Source Interlink Companies. Mr. Humphrey started his career with PricewaterhouseCoopers and spent two years in the firm’s National Accounting & SEC Directorate in New York City where he helped develop Sarbanes–Oxley methodology for the firm and its clients. Mr. Humphrey holds a BS and MS degree in Accounting from the University of Florida, and he has a Florida CPA designation.

Steven C. Lewis, CPA	55
Treasurer (December 2010–Present). Prior to joining Alico, Mr. Lewis served as Chief Financial Officer for WilsonMiller, Inc. and was the Corporate Controller of Miromar Development Corporation in Southwest Florida. Mr. Lewis also spent approximately six years in public accounting, principally with Kenneth Leventhal & Company in Miami, Florida. He holds a BS degree in Accounting from the University of Florida, and he has a Florida CPA designation.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis discusses the compensation programs provided to our Named Executive Officers (whom we refer to as “NEOs”) in fiscal year 2015. It also describes the compensation philosophy on which the fiscal year 2015 compensation was based.

In fiscal year 2015, our NEOs were:

•	Clayton G. Wilson—President and Chief Executive Officer

•	John E. Kiernan—Senior Vice President and Chief Financial Officer

•	W. Mark Humphrey, CPA—former Senior Vice President and Chief Financial Officer (until June 1, 2015) and current Chief Accounting Officer (effective September 1, 2015)

•	Kenneth Smith, Ph.D.—former Executive Vice President and Chief Operating Officer (until March 26, 2015)

•	Steven C. Lewis, CPA—Treasurer

The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of shareholders and employees. A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence shareholder value, including return on assets, long-term stock performance and operational performance. The Company believes that as executives’ responsibilities increase, so should the proportion of his or her total pay comprised of variable compensation, tied to long-term shareholder value creation.

Say on Pay Vote

At the 2015 Annual Meeting, our shareholders expressed their support of our executive compensation philosophy and programs by approving the non-binding advisory vote on our executive compensation. More than 90% of votes cast supported our executive compensation policies and practices. The Company implemented the Stock Incentive Plan of 2015 (which we refer to as the “2015 Incentive Plan”), which was approved at the 2015 Annual Meeting. The plan includes a clawback provision and also prohibits stock option repricing.

The Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment between the Company’s compensation programs, business strategy, and shareholder focus. Consistent with this philosophy and taking into account business results, the following executive compensation practices were in place for fiscal year 2015:

•	Total compensation levels for executives that were generally positioned at or below the median (50th percentile) of the market;

•
A well-defined peer group of comparative companies was used, along with published surveys and discussions with compensation consultants, to provide a reference point in the evaluation of executive compensation;

•	Modest perquisites for executives; and

•	Historical share awards have generally been paid from treasury stock, subject to availability

Our Executive Compensation Program and Philosophy

The intent of the Company’s executive compensation program is to attract and retain talent and to create incentives for and to reward excellent performance. To that end, we seek to compensate our executives in a manner that:

•	is competitive;

•	rewards performance that creates shareholder value and recognizes individual contribution; and

•	encourages longer-term value creation.

Each year, the Compensation Committee reviews the Company’s financial performance and evaluates each executive’s role in influencing such performance. The Compensation Committee utilizes quantitative and qualitative factors, including the accomplishment of initiatives, attitude, and leadership and applies overall judgment to assess performance, taking into account the financial condition of the company and the contribution of the NEOs in the context of relevant conditions. Conditions may include many factors beyond the executive’s control, such as weather, commodity prices, and strategic opportunities. Ultimately, the Compensation Committee seeks to determine if and to what extent each NEO’s individual contribution merited discretionary compensation.

Compensation Consultants

The Compensation Committee makes recommendations to the Board for all compensation for executives, including the structure and design of the compensation programs. The Compensation Committee is responsible for retaining and terminating compensation consultants and determining the terms and conditions of their engagement. The Compensation Committee, from time to time, engages Pearl Meyer & Partners to advise the Compensation Committee with respect to the Company’s compensation programs and to perform various related studies and projects. The Compensation Committee reviewed the role of its compensation advisors and has concluded that no conflict of interest exists with Pearl Meyer & Partners and further believes that Pearl Meyer & Partners is fully independent for purposes of providing ongoing recommendations regarding executive compensation.

Pay Mix

As noted above, the Compensation Committee believes that a significant portion of each executive’s compensation opportunity should be tied to variable compensation and value creation for shareholders. The Compensation Committee believes this mix provides an appropriate balance between the financial security required to attract and retain qualified individuals, and the Compensation Committee’s goal of ensuring that executive compensation rewards performance that benefits shareholders over the long term.

Base Salaries

Base salaries for the Company’s NEOs are based on their scope of responsibilities, education, and training levels, leadership abilities, performance, and specialized skills. Determination of salaries is based on the current competitive market environment including overall demand for such executives and competitive pay practices, and may include a review of the Company’s Peer Group and other relevant data. The Company’s financial performance, overall financial condition, and individual performance are evaluated in addition to the factors listed above in order to determine whether base salary increases are advisable. The Compensation Committee wishes to incentivize executives with pay for performance. Accordingly, base salary levels of the Company are generally lower than the market median. It is the Compensation Committee’s philosophy to provide a significant portion of the compensation paid to each executive through its discretionary incentive bonus program and long-term incentives.

Annual salary rates for the NEOs at either September 30, 2015 or at termination, as applicable, are summarized in the table below:

NEO	FY 2015	FY 2014	FY 2013
Clayton G. Wilson (effective November 22, 2013)	$350,000	$150,000	N/A
John E. Kiernan (effective June 1, 2015)	$325,000	N/A	N/A
Kenneth Smith, Ph.D. (through March 20, 2015)	$285,000	$285,000	$285,000
W. Mark Humphrey, CPA	$200,000	$200,000	$200,000
Steven C. Lewis, CPA	$200,000	$175,000	$175,000

Annual Discretionary Cash Bonuses

The Company has an annual discretionary cash bonus program (which we refer to as the “discretionary bonus program”). The Compensation Committee works closely with the Chief Executive Officer and Chief Financial Officer to evaluate the Company’s financial performance and overall financial condition to determine if discretionary bonuses are to be paid for the fiscal year. If, in the Compensation Committee’s discretion, the Company’s performance and overall financial condition do not warrant the payment of discretionary bonuses, no such bonuses are paid.

When the Compensation Committee determines that the interests of the Company and its shareholders would be served by the payment of discretionary bonuses, the Compensation Committee considers the individual performance of each executive and his or her role in influencing Company performance and the financial condition of the Company. In the case of NEOs other than the CEO, these evaluations are based in part on input from the Company’s CEO regarding each executive’s performance. All Compensation Committee actions regarding the discretionary bonuses are subject to the review and approval of the Board.

Based on the Company’s financial results in fiscal year 2015, the Compensation Committee approved discretionary bonuses as follows:

Executive	Payout	% of Salary
Clayton G. Wilson	$262,500	75%
John E. Kiernan	$65,000	20%
W. Mark Humphrey, CPA	$—	—%
Kenneth Smith, Ph.D.	$—	—%
Steven C. Lewis, CPA	$35,000	17.5%

The Compensation Committee believes that these discretionary bonuses are consistent with the Company’s fiscal year 2015 financial performance, reflect the competitive market, and are appropriate to the scope of responsibility and contribution made by each NEO. The above bonuses were approved subsequent to the issuance of the fiscal year 2015 financial statements and were not included therein.

In addition to the above, Mr, Wilson was also awarded a one-time $300,000 discretionary cash bonus in recognition of his contributions since his appointment as Chief Executive Officer in November 2013 through fiscal year 2014.

Retirement Benefits

Executives are allowed to participate in the Company’s tax-qualified 401(k) and Profit Sharing Plan offered to all full-time employees. Under the plan, the Company provides a matching contribution of up to 4% of a participating employee’s eligible compensation. Additionally, annual discretionary contributions, based on a percentage of salary determined at the Board of Directors’ sole discretion, may be contributed pursuant to the qualified profit-sharing portion of the plan. The Company authorized 3%, 3%, and 3% discretionary contributions for fiscal years 2015, 2014 and 2013, respectively.

Health and Welfare Benefits, Perquisites, and Other Fringe Benefits

The Company’s executives receive health and insurance benefits, such as group medical and life insurance, under plans generally available to all salaried employees. Other fringe benefits consist of supplemental life insurance, company provided vehicles and housing allowances where appropriate. The Company does not own a corporate jet or helicopter nor does it pay for country club dues or other such perquisites.

Compensation Risk Assessment

From time to time, a comprehensive assessment is conducted to identify potential risks within the Company’s compensation program. The Company does not use highly leveraged short-term incentives that encourage short-term, high-risk strategies at the expense of long-term performance and value. Furthermore, the Compensation Committee is heavily involved in making compensation decisions that are consistent with the Company’s business strategy. The Company’s compensation programs promote consistent, long-term performance by heavily weighting variable compensation so that it rewards executives for strong operating performance and favorable financial performance.

Employment Agreements

The Company entered into employment agreements with Messrs. Wilson and Kiernan during fiscal year 2015, which are intended to provide continuity and stability in the leadership of our organization. The employment agreements with Messrs. Wilson and Kiernan generally provide for a minimum annual base salary, a target annual bonus, grants of company shares tied to long-term performance, severance upon a qualifying termination of employment, and restrictive covenants. The employment agreements are described in further detail in “Executive Compensation-Employment Agreements with Named Executive Officers” below.

Indemnification Agreements

The Company has entered into Indemnification Agreements with each of its officers and Directors (each, an “Indemnified Party”). Pursuant to the terms of the agreements, the Company agreed to indemnify each Indemnified Party, to the fullest extent permitted by applicable law, against all expenses, judgments, and fines incurred in connection with any legal proceeding brought against an Indemnified Party by reason of the fact that he or she is or was an officer or Director of the Company or by reason of any action taken by him while acting on behalf of the Company. The Company also agreed to maintain directors’ and officers’ liability insurance policies at existing coverage levels for as long as an Indemnified Party continues to serve as an officer or Director of the Company and for a period of six years thereafter.

Stock Ownership Guidelines for CEO and Directors

The Company believes that its CEO should have a financially significant investment in the Company so that his or her interest and the interest of the Company’s shareholders are aligned. In furtherance of this goal, in January 2013 the Board adopted a CEO Stock Purchase Policy requiring the CEO to beneficially own shares in the Company with a value equal to the higher of the market value or the price at which the CEO acquired the stock that is equal to or greater than $250,000 or the lesser amount applicable to a phase-in period (the “Company CEO Target Stock Ownership Requirement”), determined as of the end of each fiscal year. Mr. Wilson met the Company CEO Target Ownership Requirements upon the closing of the Silver Nip Citrus merger.

In 2005, the Board adopted, and the Company’s shareholders approved, a Director stock purchase policy requiring that all Directors own Alico common stock with a market value (or cost, if higher) that is equal to or greater than $200,000 or such lesser amount as is applicable to a phase-in period (the “Company Director Target Stock Ownership Requirement”). To provide Directors serving on the Board as of the date of the adoption of this policy and new Directors who subsequently join the Board the opportunity to meet this requirement over a reasonable period of time, each such Director has three years to achieve the overall Company Director Target Stock Ownership Requirement. If the Director is elected to the Board at a time when there is less than four months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until the end of the next full fiscal year. The Company Director Target Stock Ownership Requirement will be measured at the end of the phase-in period and annually thereafter at the end of each fiscal year.

Tax Impact on Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each NEO, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. The Company’s executive compensation program is intended to maximize the deductibility of compensation; however, there can be no assurance that all long-term incentive compensation, if and when any is paid to any NEO, will ultimately prove to be deductible to the Company under the Code and applicable U.S. Treasury Regulations. Further, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) of the Code or to otherwise pay nondeductible compensation.

Executive Compensation

The following table provides information regarding the compensation of our Named Executive Officers for fiscal years 2015, 2014, and 2013. This table should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary(c)		Bonus(d)		Stock Awards(e)		All Other Compensation(i)	Total(j)
Clayton G. Wilson (1)	2015	$539,615	(2)	$562,500	(2)	$56,250	(2)	$10,154	$1,168,519
President & Chief Executive	2014	$192,694	(2)	$—		$—		$6,984	$199,678
Officer	2013	$—		$—		$—		$—	$—

John E. Kiernan (3)	2015	$106,250		$65,000		$—		$180	$171,430
Senior Vice President and	2014	$—		$—		$—		$—	$—
Chief Financial Officer	2013	$—		$—		$—		$—	$—

W. Mark Humphrey, CPA (4)	2015	$158,076		$—		$—		$277,146	$435,222
Chief Accounting Officer and	2014	$200,000		$100,000		$—		$12,694	$312,694
former Chief Financial Officer	2013	$200,000		$80,000		$—		$14,059	$294,059

Kenneth Smith, Ph.D. (5)	2015	$172,827		$—		$—		$634,045	$806,872
Former Executive Vice President	2014	$285,000		$100,000		$—		$20,114	$405,114
and Chief Operating Officer	2013	$285,000		$200,000		$—		$24,195	$509,195

Steven C. Lewis, CPA	2015	$181,154		$35,000		$—		$11,490	$227,644
Treasurer	2014	$175,000		$80,000		$—		$15,794	$270,794
	2013	$175,000		$55,000		$—		$13,984	$243,984

(1)	Mr. Wilson began serving as President and Chief Executive Officer on November 22, 2013.

(2)
On April 20, 2015, The Company entered into a new employment agreement with Mr. Wilson. The employment agreement provides for, among other things, an annual base salary of $350,000, retroactive to January 1, 2014. Mr. Wilson’s base salary for 2015 above includes the retroactive salary increase and $37,500 in Director fees received in cash. Mr. Wilson was awarded a $262,500 bonus for fiscal year 2015 and, in conjunction with the new employment agreement, Mr. Wilson was also awarded a $300,000 discretionary cash bonus in recognition of his contributions since his appointment as Chief Executive Officer in November 2013. Stock awards for fiscal year 2015 represent Director fees paid in stock. Mr. Wilson’s salary for fiscal year 2014 includes $64,810 in Director fees received in cash in addition to his compensation as CEO.

(3)	Mr. Kiernan began serving as Senior Vice President and Chief Financial Officer on June 1, 2015.

(4)	Mr. Humphrey served as Chief Financial Officer through June 1, 2015, and began serving as Chief Accounting Officer on September 1, 2015.

(5)	Mr. Smith served as Executive Vice President and Chief Operating Officer through March 20, 2015.

Columns ((f)-(h)) have been omitted as they are not applicable.

Salary (Column (c))

The amounts reported in Column (c) represent base salaries paid to each of the NEOs for each of the last three completed fiscal years and also includes $37,500 and $64,810 in Director fees received by Mr. Wilson in fiscal years 2015 and 2014, respectively.

Bonuses (Column (d))

The amounts reported in Column (d) represent discretionary bonuses paid to each of the NEOs for the last three completed fiscal years, as indicated.

Stock Awards (Column (e))

The amounts reported in Column (e) for Mr. Wilson includes the value of stock received in lieu of cash fees for his service as a Director, $56,250.

All Other Compensation (Column (i))

The amounts reported in Column (i) represent the aggregate dollar amount for each NEO for perquisites and other personal benefits, tax reimbursements, Company contributions to the Company’s 401(k) retirement plans, insurance premiums for life insurance policies, and amounts paid to Messrs. Humphrey and Smith under their respective Separation and Consulting Agreements, which are described below. The following table shows and explains the specific amounts included in Column (i) of the Summary Compensation Table for fiscal year 2015. Under SEC Rules, the Company is required to identify by type all perquisites and other personal benefits for a Named Executive Officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. For purposes of uniformity, all information regarding perquisites has been provided for each NEO, not just those meeting the $10,000 threshold.

Name	Perquisites and Other Personal Benefits(1)	Company Contributions to Retirement Plans	Insurance Premiums(2)	Payments Related to Separation and Consulting Agreements	Total
Clayton G. Wilson	$303	$9,075	$776	$—	$10,154
John E. Kiernan	$—	$—	$180	$—	$180
W. Mark Humphrey, CPA	$—	$8,541	$532	$268,073	$277,146
Kenneth Smith, Ph.D.	$—	$5,867	$3,178	$625,000	$634,045
Steven C. Lewis, CPA	$—	$9,863	$1,627	$—	$11,490

(1)
Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company, including the cost to the Company for Company cars used for commuting and other personal transportation. The amounts will be based on the fair lease value of the vehicle in accordance with tables published annually by the Internal Revenue Service where applicable, and the amount of vehicle or housing allowances paid. NEOs are taxed on the imputed income attributable to personal use of Company vehicles, including commuting mileage, and do not receive tax assistance from the Company with respect to these amounts.

(2)	Represents applicable premiums paid on life insurance policies for each of the NEOs.

Total Compensation (Column (j))

The amounts reported in Column (j) are the sum of Columns (c) through (i) for each of the NEOs. All compensation amounts reported in Column (j) include amounts paid and amounts deferred.

Grants of Plan-Based Awards in Fiscal Year 2015

The Company did not make any grants of plan-based awards to NEOs during the fiscal year ended September 30, 2015, other than shares received by Mr. Wilson in lieu of cash fees totaling $56,250 for his services as a Director.

Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)
Clayton G. Wilson	April 3, 2015	548
Clayton G. Wilson	July 6, 2015	613
		1,161

__________________

(1)	In connection with his service as a Director, Mr. Wilson received 1,161 shares of Common Stock in lieu of cash fees totaling $56,250. This amount is also reflected in the Director Compensation Table.

Employment Agreements with Named Executive Officers

Clayton G. Wilson

On April 20, 2015, the Company entered into an employment agreement with Clayton G. Wilson. The employment agreement provides for an annual base salary of $350,000 (retroactive to January 1, 2014), a target annual bonus equal to 75% of his annual base salary, and an initial equity award grant of 4,500 restricted shares of the Company’s common stock that vests 20% per year for each of the first five anniversaries of the grant date (the “Wilson Sign-On Grant”). Mr. Wilson will also be eligible to participate in the Company’s Stock and Incentive Plan of 2015 on terms and conditions substantially similar to the terms and conditions of long-term incentive awards granted to the Company’s other executive officers.

John E. Kiernan

On June 1, 2015, the Company entered into an employment agreement with Mr. Kiernan, which provides for an annual base salary of $325,000, a target annual bonus equal to 50% of his annual base salary, and an initial equity award grant of 4,000 restricted shares of the Company’s common stock that vests in equal installments on each of the first three anniversaries of the grant date (the “Kiernan Sign-On Grant”) and an additional equity award grant of 4,000 restricted shares of the Company’s common stock that vests in full on the fifth anniversary of the grant date (the “Kiernan Additional Grant”), in each case subject to continued employment.

Separation and Consulting Agreements with Certain Named Executive Officers

W. Mark Humphrey

On June 1, 2015, Mr. Humphrey resigned as the Company’s Senior Vice President and Chief Financial Officer and entered into a separation and consulting agreement (the “Humphrey Separation and Consulting Agreement”) with the Company to govern certain compensation and post-employment matters and to provide for Mr. Humphrey’s service to the Company as a consultant for a one-year period following his resignation. Under the Humphrey Separation and Consulting Agreement, Mr. Humphrey is entitled to $100,000 in cash in a lump sum and a consulting fee of $350,000 payable monthly during the period commencing on his resignation date and ending on the first anniversary of his resignation date. The Humphrey Separation and Consulting Agreement also contains customary restrictive covenants including confidentiality, non-competition, non-solicitation and non-disparagement covenants. Mr. Humphrey was rehired by the Company to serve as its Chief Accounting Officer effective September 1, 2015 and will continue to receive monthly payments under the consulting agreement through the first anniversary of his resignation date.

Kenneth Smith
On March 26, 2015, Kenneth Smith resigned as the Company’s Executive Vice President and Chief Operating Officer and entered into a separation and consulting agreement (the “Smith Separation and Consulting Agreement”) with the Company to govern certain compensation and post-employment matters and to provide for Mr. Smith’s service to the Company as a consultant for a three-year period following his resignation. Under the Smith Separation and Consulting Agreement, Mr. Smith is entitled to the following benefits (a) $525,000 in cash in a lump sum, (b) an annual consulting fee of $200,000 during the period commencing on his resignation date and ending on the second anniversary of his resignation date, and (c) if, as of the third anniversary of his resignation date, annualized revenues in respect of certain Company water projects equal or exceed certain thresholds, then an amount up to $300,000 in cash in a lump sum (depending on such revenues). The Smith Separation and Consulting Agreement also contains customary restrictive covenants including confidentiality, non-competition, non-solicitation and non-disparagement covenants.

Outstanding Equity Awards at Fiscal Year End 2015

There were no outstanding equity awards as of September 30, 2015.

Option Exercises and Stock Vested in Fiscal Year 2015

No options were exercised during fiscal year 2015 by any of the NEOs, and there were no stock options outstanding as of September 30, 2015. In addition, no stock awards vested and no stock awards were outstanding as of September 30, 2015.

Nonqualified Deferred Compensation
None of our NEOs participate in any nonqualified defined contribution plan.

Potential Payments upon Termination or Change of Control

The employment agreement with Mr. Wilson provides that, if the Company terminates Mr. Wilson’s employment without cause or Mr. Wilson resigns for good reason, then the executive will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims, the sum of his base salary and his annual bonus for the most recently completed fiscal year (or, if the termination or resignation occurs before Mr. Wilson is eligible to earn a bonus for that fiscal year, his target annual bonus for such fiscal year). The Wilson Sign-On Grant will also vest fully and immediately upon such a termination or resignation, or if there is a change of control of the Company. Under the employment agreement, payments and benefits payable in connection with a change in control of the Company will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Code if such reduction would result in Mr. Wilson receiving greater compensation and benefits on an after-tax basis.

The employment agreement with Mr. Wilson also provides that, during and for a period of twelve months following the termination of the executive’s employment for any reason, he will be restricted from competing with the Company and its affiliates or soliciting the Company’s and its affiliates’ respective customers or employees. The Company may elect to extend Mr. Wilson’s noncompetition and nonsolicitation restrictions for an additional 12-month term in exchange for making an additional year of severance payments.

The employment agreement with Mr. Kiernan provides that, if the Company terminates Mr. Kiernan’s employment without cause or if, following a change of control of the Company, Mr. Kiernan resigns for good reason, then Mr. Kiernan will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims, an amount equal to his base salary for the most recently completed fiscal year. The Kiernan Sign-On Grant will also vest fully and immediately upon such a termination and, the Kiernan Additional Grant will vest on a pro rata basis (fully and immediately, if such termination follows a change of control of the Company) upon such a termination.

The employment agreement with Mr. Kiernan also provides that, during and for a period of twelve months following the termination of the executive’s employment for any reason, he will be restricted from competing with the Company and its affiliates or soliciting the Company’s and its affiliates’ respective customers or employees.
The following table sets forth estimates of the amounts payable to each of the NEOs under their respective agreements, assuming a change-in-control occurred or the NEO experienced a qualifying termination of employment under their agreements on September 30, 2015.

Named Executive Officer	Qualifying Termination Following a Change-in-Control (1)	Change-in-Control (2)
Clayton G. Wilson	$612,500	$—
John E. Kiernan	$325,000	$—

(1)
Amounts in this column equal the amount of cash severance payable to each of Messrs. Wilson and Kiernan under their respective employment agreements. The Wilson Sign-On Grant, the Kiernan Sign-On Grant, and the Kiernan Additional Grant had not been issued as of September 30, 2015, and therefore are not included in this column. The amount for Mr. Wilson also assumes that the Company does not elect to extend Mr. Wilson’s restrictive covenants for an additional 12-month period.

(2)	Does not include the value of the Wilson Sign-On Grant, as the Wilson Sign-On Grant had not been issued as of September 30, 2015.

Certain Relationships and Related Party Transactions

Alico may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them. Those transactions that constitute “related party” transactions under Item 404 of SEC Regulation S-K are subject to the review, oversight and approval by the Audit Committee in advance of any proposed related party transactions in compliance with Nasdaq Rules and the Audit Committee must present material related party transactions to the full Board for approval.

734 Investors and 734 Agriculture

On November 19, 2013, 734 Agriculture and its affiliates, including 734 Investors, acquired all of the approximately 51% of Alico’s common stock then owned by Atlanticblue Group, Inc. (the "Share Purchase").  734 Investors now beneficially owns, directly or indirectly, approximately 57% of the outstanding shares of the Company’s common stock and possesses the voting power to control the election of the Company’s Directors and any other matter requiring the affirmative vote or consent of the Company’s shareholders. 734 Agriculture is the sole managing member of 734 Investors.  By virtue of their ownership percentage, 734 Investors and 734 Agriculture are able to elect all of the Directors and, consequently, control Alico. Messrs. Brokaw and Trafelet, who are directors of Alico, are the two controlling persons of 734 Agriculture.

Silver Nip Citrus Merger Agreement
Common Control Acquisition between the Company and 734 Citrus Holdings, LLC

Effective February 28, 2015, Alico completed the merger (“Merger”) with 734 Citrus Holdings, LLC (“Silver Nip Citrus”) pursuant to an Agreement and Plan of Merger, dated as of December 2, 2014 (the “Merger Agreement”) with 734 Sub, LLC, a wholly owned subsidiary of Alico (“Merger Sub”), Silver Nip Citrus and, solely with respect to certain sections thereof, the equity holders of Silver Nip Citrus. The ownership of Silver Nip Citrus was held by 734 Agriculture, 74.89%, Mr. Clay Wilson, Alico's Chief Executive Officer, 5% and an entity controlled by Mr. Clay Wilson owned 20.11%. Silver Nip Citrus entities include 734 Harvest, LLC, 734 Co-op Groves, LLC, 734
LMC Groves, LLC and 734 BLP Groves, LLC.

At closing of the Merger, Merger Sub merged with and into Silver Nip Citrus, with Silver Nip Citrus and its affiliates surviving the Merger as wholly-owned subsidiaries of Alico. Pursuant to the Merger Agreement, at closing, Alico issued 923,257 shares of the Company’s common stock, par value $1.00 per share, to the holders of membership interests in Silver Nip Citrus. Silver Nip Citrus’ outstanding net indebtedness at the closing of the Merger was approximately $40,278,000 and other liabilities totaled $6,952,000. Alico acquired assets with a book value of $65,739,000 and total net assets of $18,470,000. The common shares issued were recorded at the carrying amount of the net assets transferred.

The former holders of membership interests (the "Members") in Silver Nip Citrus subsequently earned an additional 148,705 shares of Alico common stock pursuant to the Merger Agreement. The additional purchase consideration was based on the value of the proceeds received to date by the Company from the sale of citrus fruit harvested on Silver Nip Citrus’ citrus groves following the conclusion of the 2014-2015 citrus harvest season. The Members will receive additional

Company common shares based on any additional proceeds received by Alico related to the 2014-2015 harvest season.
Shared Services Agreement
Effective January 1, 2015, Alico and Trafelet Brokaw Capital Management, L.P. (“TBCM”) entered into a shared services agreement under which TBCM provides shared office space at TBCM’s offices in New York, New York and certain related administrative support services to Alico.  Messrs. Brokaw and Trafelet, who are directors of Alico, are Managing Partners of TBCM. Alico reimburses TBCM for TBCM’s actual costs of providing office space and providing such administrative services (including internal allocations), in consultation with Alico. The agreement has an initial term ending on June 1, 2016 and is thereafter automatically renewed for additional 1-year periods unless terminated by Alico. During fiscal year 2015, Alico paid approximately $280,000 to TBCM pursuant to the shared services agreement.

Audit Committee Report

The Audit Committee had primary responsibility for interacting with the Company’s outside auditors during the preparation of the audited financial statements for the fiscal year ended September 30, 2015 (the “audited financial statements”). The Audit Committee consisted of the following independent Directors: Benjamin D. Fishman (Chairman), R. Greg Eisner and W. Andrew Krusen, Jr.

Benjamin D. Fishman was designated Audit Committee financial expert and was qualified to act in such capacity. The Audit Committee prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2015:

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

•
The Audit Committee has discussed with RSM US LLP (formerly “McGladrey LLP”) the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

•
The Audit Committee has received from RSM US LLP the written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committee Concerning Independence and has discussed with RSM US LLP their independence.

•
Based on and relying on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the U.S. Securities and Exchange Commission.

Audit Committee for Fiscal Year Ended September 30, 2015:

Benjamin D. Fishman, Chairman
R. Greg Eisner
W. Andrew Krusen, Jr.

PROPOSAL 2:
RATIFICATION OF THE SELECTION OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected RSM US LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2016. RSM US LLP currently serves as our independent registered public accounting firm.

Representatives of RSM US LLP will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Shareholder Ratification of the Appointment of Independent Registered Public Accountants

We are asking our shareholders to ratify the selection of RSM US LLP as our independent registered public accounting firm. Although ratification is not required by our articles of incorporation, bylaws or otherwise, the Board is submitting the selection of RSM US LLP to our shareholders for ratification as a matter of good corporate practice. In the event the appointment is not ratified by our shareholders, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and our shareholders.

Independent Registered Public Accounting Firm

Fees paid to RSM US LLP for the fiscal years ended September 30, 2015 and 2014 were as follows:

	2015	2014
Audit Fees(1)	$449,035	$304,373
Audit Related Fees(2)	$—	$—
Tax Fees(3)	$10,000	$37,500
All Other Fees(4)	$—	$—
Total	$459,035	$341,873

(1)
Audit fees include the aggregate fees billed by RSM US LLP for professional services and expenses rendered for the annual audit and quarterly reviews of the Company’s consolidated financial statements for the years ended September 30, 2015 and 2014 and assessment of the Company’s system of internal controls and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees billed by RSM US LLP for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements.

(3)	Tax fees include fees billed by RSM US LLP for professional services rendered for tax compliance, advice and planning services for the fiscal years ended September 30, 2015 and 2014.

(4)	RSM US LLP did not bill for any services other than those listed above for the years ended September 30, 2015 and 2014.

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by the Company’s independent auditors. To fulfill that requirement, the Company’s outside auditor, RSM US LLP, provides a proposal to the Audit Committee for all services it proposes to provide and the Audit Committee then approves the proposals as appropriate. During fiscal years 2015 and 2014, 100% of the services provided by RSM US LLP were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

PROPOSAL 3:
ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Executive compensation is an important matter to us and to our shareholders. We are asking our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our executive officers, including our Named Executive Officers, who are critical to our strategic goals and success. Under our executive compensation program, our Named Executive Officers receive compensation that encourages both near-term and long-term growth and successes through compensation linked to performance standards aimed to increase shareholder value. Please read the Compensation Discussion and Analysis and Executive Compensation sections for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our Named Executive Officers.

The Compensation Committee bases its executive compensation decisions on our compensation objectives, which include the following:

•	aligning management’s incentives with the interests of our shareholders;

•	providing competitive compensation to our Named Executive Officers;

•	rewarding Named Executive Officers for past performance and motivating them to excel in the future; and

•	rewarding superior performance of both the Company and each individual executive and encouraging actions that promote our near-term and long-term strategic goals

We believe that our existing compensation programs have been effective at motivating our Named Executive Officers to achieve superior performance and success for us, aligning compensation with performance measures and shareholder interests and enabling us to attract, retain and motivate talented executive officers.

Pursuant to Section 14A of the Exchange Act, our shareholders are entitled to an advisory vote to approve the compensation of our Named Executive Officers. This advisory vote is commonly known as a “say-on-pay” proposal. Accordingly, in compliance with these requirements and as a matter of good corporate governance, we are asking our shareholders to approve the following resolution at our Annual Meeting:

RESOLVED, that the shareholders of Alico, Inc. (the “Company”) approve, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the compensation tables, and associated narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on the Company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders, however, and will review and consider the outcome of this advisory vote when making future compensation decisions for our Named Executive Officers.

This advisory vote will be approved if it receives the affirmative vote of the majority of the shares of common stock present at the meeting, in person, or represented by proxy and entitled to vote on this proposal that are voted “for” or “against” the matter. Abstentions and broker “non-votes” will not affect the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INDICATE YOUR SUPPORT FOR THE COMPANY’S COMPENSATION PHILOSOPHY, POLICIES, AND PROCEDURES BY VOTING “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the next Annual Meeting should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) by September 30, 2016, for inclusion in the Proxy Statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record, on the date the proposals are submitted and who continue in such capacity through the 2017 Annual Meeting date, of at least 1% or $2,000 in market value of securities entitled to be voted at the meeting and have held such securities for at least one year.

Shareholders who otherwise wish to present a proposal or nominate directors at the 2017 Annual Meeting of Shareholders must deliver written notice of the proposal to our Corporate Secretary at our principal executive offices, no earlier than September 28, 2016 and no later than October 28, 2016 (provided, however, that if the 2017 Annual Meeting is held earlier than January 26, 2017 or later than April 25, 2017, proposals must be received no earlier than the close of business on the later of the 120th day prior to the 2017 Annual Meeting or the 10th day following the day on which public announcement of the 2017 Annual Meeting is first made). The submission must include certain information concerning the shareholder and the proposal, as specified in the Company’s amended and restated bylaws. Our Amended and Restated Bylaws are included as an exhibit to a Current Report on Form 8-K we filed with the SEC on January 25, 2013, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our amended and restated bylaws by contacting our Corporate Secretary at our principal executive offices.

SHAREHOLDERS SHARING AN ADDRESS

Alico will deliver only one Proxy Statement to multiple shareholders sharing an address unless Alico has received contrary instructions from one or more of its shareholders. Alico undertakes to deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of this Proxy Statement is delivered. A shareholder can notify Alico that the shareholder wishes to receive a separate copy of this Proxy Statement, or a future Proxy Statement, by written request directed to:

10070 Daniels Interstate Court

Suite 100

Fort Myers, FL 33913

Attention: A. Denise Plair, Corporate Secretary

Likewise, shareholders sharing an address who are receiving multiple copies of this Proxy Statement and wish to receive a single copy of future Proxy Statements may notify Alico at the address and telephone number listed above.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as filed with the Securities and Exchange Commission, is being mailed as Appendix A to this Proxy Statement; however, it is not intended that the Annual Report on Form 10-K be deemed a part of this Proxy Statement or a solicitation of proxies.

A copy of the Annual Report on Form 10-K may also be obtained upon request and without charge, by writing:
Alico, Inc.
10070 Daniels Interstate Court
Suite 100
Fort Myers, FL 33913
Attention: A. Denise Plair, Corporate Secretary

By Order of the Board of Directors
/s/ A. Denise Plair
A. Denise Plair
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 24, 2016:  The Company’s Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 are available on our website at http://www.alicoinc.com. In addition, you may access these materials at https://www.materials.proxyvote.com/016230.

2016 Annual Meeting Admission Ticket
2016 Annual Meeting of
ALICO, INC.
February 24, 2016 at 9:30 a.m. Eastern Standard Time
Offices of Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Upon arrival, please present this admission ticket
and photo identification at the registration desk.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on February 24, 2016:
The Company’s Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 are available on our website at http://www.alicoinc.com. In addition, you may access these materials at https://materials.proxyvote.com/016230.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Alico, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
The undersigned shareholder(s) of Alico, Inc., a Florida corporation (the “Company”), hereby appoints Henry R. Slack and Clayton G. Wilson, or either of them, the proxy or proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on December 31, 2015, at the Annual Meeting of Shareholders of the Company to be held on Wednesday, February 24, 2016 and at any and all adjournments thereof, with all powers the undersigned would possess if personally present.
The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated January 26, 2016. This proxy card when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
(Continued and to be signed on the other side)

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on February 24, 2016.
Vote by Internet
Go to www.investorvote.com/ALCO
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website

Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. ELECTION OF DIRECTORS:    For Withhold             For Withhold             For Withhold
01 - George R. Brokaw        ☐ ☐        02 - R. Greg Eisner    ☐ ☐     03 - Benjamin D. Fishman ☐ ☐

04 - W. Andrew Krusen, Jr.        ☐ ☐        05 - Henry R. Slack    ☐ ☐     06 - Remy W. Trafelet ☐ ☐

07 - Clayton G. Wilson        ☐ ☐
For Against Abstain
2. RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF        ☐ ☐     ☐
RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016:

3.THE ADVISORY APPROVAL OF THE COMPENSATION OF             ☐ ☐     ☐
THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN
THE COMPANY’S PROXY STATEMENT:

4. IN THEIR DISCRETION, THE PROXY OR PROXIES ARE
AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY
PROPERLY COME BEFORE THE MEETING OR ANY AND ALL
ADJOURNMENTS THEREOF.

B. Non-Voting Items
Change of Address - Please print new address below.

_________________________________________________________________

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐
C. Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
(Executors, Administrators, Trustees, Guardians, etc. will so indicate when signing.)

Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box.    Signature 2 - Please keep signature within the box.

______________________________________________________________________________________________________________________________________________________